Exhibit 10.1

January 21, 2015

Mr. Kulendiran Purushothaman

97 Alderford Drive, Wantirna,

Victoria 3152,

Australia

Dear Indran,

On behalf of Relmada Therapeutics, Inc: (the "Company"), I am pleased to offer you the position of Vice President of Finance. Speaking for myself, as well as the other members of the management team, we are all impressed with your credentials and look forward to your future success in this position. The terms of your employment are set herein ("Employment Letter").

1. Position. The terms of your new position with the Company are as set forth below:

(a)         You shall serve as Vice President of Finance of the Company with such responsibilities duties and authority as are assigned to you by the Office of the CEO (that comprises the Chief Executive Officer and a Board Designee). You shall report directly to the Office to the CEO and shall perform your duties for the Company at the Company’s offices except for travel that may be necessary or appropriate in connection with the performance of your duties hereunder. The office is located in New York City.

(b)        As Vice President of Finance you will be responsible for managing the financial, accounting, and auditing functions of the Company. Specifically, you will, among other things: (i) maintain the overall control of the Company's accounting and treasury function; (ii) develop and maintain timely and accurate financial statements and reports that are appropriate for the users in accordance with generally accepted accounting principles (GAAP); (iii) create and maintain SEC filings as per the Company's needs; (iv) provide financial planning and related ongoing advice to the CEO and senior management; (v) formulate financial targets and budgets in accordance with the strategy determined by the Board; (vi) control all aspects of financial transactions and accountancy matters and (vii) perform such other duties and shall have authority consistent with your position as may be from time to time specified by the Company's management and the Board.

 (c)         Employee shall faithfully devote his full business/working time, attention and energy to the business and affairs of the Company and the performance of his duties, which may be modified periodically by the Office of the CEO and to use his best efforts to perform such responsibilities faithfully and efficiently. Without limiting the generality of the foregoing paragraph, the employee may join professional associations and otherwise be involved with any other business activities, to the extent that, in the reasonable judgment of the Office of the CEO, such other business pursuits and activities do not (i) interfere in any material respect with Employee's ability to discharge Employee's duties and responsibilities to the Company, whether or not such activity is pursued for gain, profit or other pecuniary advantage, or (ii) violate the Conflicts provision of Employee's Non-Disclosure Agreement.

2. Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on February 23, 2015 (“Start Date”). The Company has the right to withdraw the offer contemplated by this Letter Agreement if you are unable to fulfill the Start Date requirement.

3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

4. Compensation.

(a)         Base Salary. You will be paid an annual base salary of one hundred and sixty thousand dollars ($160,000), which will be paid in accordance with the Company's regular payroll practices.

(b)        Performance Cash Bonus. You shall be entitled to participate in a bonus program, which shall be established by the Board pursuant to which the Board shall award bonuses to you, based upon the achievement of written individual and corporate objectives such as the Office of the CEO or Board shall determine. Upon the attainment of such performance objectives, in addition to your base salary, you shall be entitled to a cash bonus in an amount to be determined by the Board with a target of twenty percent (20%) of your base salary. Any such performance bonus shall be due and payable on a pro-rata basis within ninety (90) days after the end of the calendar year to which it relates.

(c)         Equity Grant. The Board has agreed to grant to you options to purchase common shares and restricted common stock of the Company (the “Initial Grant") under the Company’s current Stock Option and Equity Incentive Plan. The initial Grant will .consist of (i) an option grant to purchase up to one hundred thousand (100,000) common shares (the "Options”) and (ii) one hundred thousand (100,000) shares of restricted common stock of the Company (the “Restricted Stock”). The terms of Options and Restricted Stock shall be governed under-the Company's Stock Option Plan. The Initial Grant is subject to final approval by the Board.

2

(i)         Stock exercise price for Options. The Options of the Initial Grant will have an exercise price equal to the closing price of the Company’s common stock on the Start Date, as quoted on the OTCQB under the symbol RLMD, which is equal to the fair market-value of the Company’s common stock on the date of the grant. The stock options of the initial Grant Shall have a term of 10 years starting from the first day of your employment with the Company (the "Grant Date"). The stock Options shall vest in compliance with Section 4(c)(ii) below.

(ii)         Vesting Schedule. The Options and Restricted Stock of the Initial Grant shall begin to vest on the Grant Date based on the following vesting schedule: Twenty-five percent (25%) of the stock options and Restricted Stock of the Initial Grant shall vest on the first anniversary of the Grant Date and the remaining seventy-five percent (75%) of each of the Options and Restricted Stock shall vest in equal quarterly increments of 6.25% of the initial Option Grant over the following three (3) year period.

(d)         Withholding of Taxes. You understand that the services to be rendered hereunder will cause you to recognize taxable income, which is considered under the Internal Revenue Code of 1986, as amended, and applicable regulations thereunder as compensation income subject to the withholding of income tax (and Social Security or other employment taxes). You hereby consent to the withholding of such taxes as are required by the Company.

5. Benefits.

(a)        Benefit Plan – Health Insurance, Retirement and Stock Option Plan. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other similarly situated employees. The Company reserves the right to cancel and/or change the benefits plans it offers to its employees at any time, subject to applicable law.

(b)        Vacation; Sick Leave. You will be entitled to 20 days paid vacation per year, pro-rated for the remainder of this calendar year and pro-rated by the number of hours worked. Vacation may not be taken before it is accrued. You will be entitled to 5 days paid sick leave per year pro-rated.

(c)        Other Benefits. The Company will provide you with standard business reimbursements (including mileage, supplies, long distance calls), subject to Company policies and procedures and with appropriate receipts. In addition, you will receive any other statutory benefits required by law.

3

(d)        Reimbursement of Expenses. You shall be reimbursed for all normal items of travel and entertainment and miscellaneous expenses reasonably incurred by you on behalf of the Company provided such expenses are documented and submitted in accordance with the reimbursement policies in effect from time to time.

6. Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

7. At-Will Employment and Termination of Employment.

(a)         Your. employment with the Company will be on an "at will" basis meaning that either you or the Company may terminate your employment at any time for any reason or no reason, upon written notification to the other party, without further obligation or liability, except that upon termination of your employment by the Company, other than for cause, you will be paid a severance pay in compliance with Section 7(b) and (c) below.

(b)        Upon Termination for cause you shall be immediately paid all accrued salary, bonuses, incentive compensation to the extent earned, vested deferred compensation pension plan and profit sharing plan benefits, which will he paid in accordance with the applicable plan, and accrued vacation pay, all to the date of termination. In the event of termination other than for cause, you will be entitled to severance equal to three months of base salary and health benefits. For the avoidance of doubt, if you are terminated for cause, you shall not be entitled to any severance payments or health benefits.

(c)        Upon any termination other than for cause you will immediately be paid all accrued salary, bonuses and incentive compensation to the extent earned, vested deferred compensation pension plan and profit sharing plan benefits, which will be paid in accordance with the applicable plan, and accrued vacation pay, all to the date of termination. Additionally, notwithstanding anything contained herein or any applicable plan to the contrary, all unvested, unexercisable stock options and stock grants, if applicable, for which you are eligible pursuant to the terms hereof shall automatically be cancelled on at the termination date of employment. You will have 90 days from the date of termination to exercise your vested options.

4

8. Non-Solicitation. You agree that during the entire term of your employment with the Company, and for a period of 24 months following the cessation of employment with the Company for any reason or no reason, you shall not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for yourself or any other person or entity. For a period of 24 months following cessation of employment with the Company for any reason or no reason, you shall not attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

9. Arbitration. This Agreement is to be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into and wholly to be performed within the State of New York by New York residents. Any controversy or claim arising out of or relating to this Agreement, or breach of this Agreement (except for any controversy or claim with respect to Section 6 or Section 8, which may be submitted, at the option of the Company, to any court of competent jurisdiction located within New York, New York) is to be settled by arbitration in New York, NY in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. There must be three arbitrators, one to be chosen directly by each party at will, and the third arbitrator to be selected by the two arbitrators so chosen. Each party will pay the fees of the arbitrator he or she selects and his or her own attorneys, and the expenses of his or her witnesses and all other expenses connected with presenting his or her case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the third arbitrator, and all other fees and costs, will be borne equally by the parties. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

10. Miscellaneous. This Employment Letter, together with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This Employment Letter may not be modified or amended except by a written agreement, signed by the Company and by you. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will be lessened or reduced to the extent possible or will be severed and will not affect any other provision and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement will be governed by New York law without reference to rules of conflicts of law. The waiver of any breach of any provision of this Employment Letter will not operate or be construed as a waiver of any subsequent breach of the same or other provision of this Employment Letter. This Agreement will be binding on, and inure to the benefit of, the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as expressly provided in this Agreement, this Agreement may not be assigned either by Company or by Employee. This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same Agreement.

5

11. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing, (iv) upon confirmation of facsimile transfer, if sent by facsimile or (v) upon confirmation of delivery when directed to the electronic mail address set forth below, if sent by electronic mail:

If to the Company:	546 Fifth Avenue, 14th Floor
New	York, NY 10036
Fax	No.: 1 888 228 5672
Email	address: st@relmada.com

If to you:	97 Alderford Drive, Wantirna,
Victoria 3152,
Australia
Email address: indranp@gmail.com

(Signature page follows)

6

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

RELMADA THERAPEUTICS, INC.		KULENDIRAN PURUSHOTHAMAN

By:	/s/ Sergio Traversa	/s/ Kulendiran Purushothaman
Sergio Traversa, CEO

7

Attachment A: Confidential Information and Invention Assignment Agreement